Filed Pursuant to Rule 433
Registration No. 333-144832
Registration No. 333-144832-02

Free Writing Prospectus
Dated June 16, 2008

HART 08-A                     $612+mm                      ** PRICING
DETAILS **
Jt Lds: BAS/RBS/SG                                                All
Pot

Cls  Amount    WAL    Rtg(M/S) Window   Bench   Sprd  CPN     YLD
$Px
A-1  159.0mm   0.26y  P-1/A-1+  7 mos  Itp LIB  +2    2.84863 2.84863
100
A-2  179.0mm   1.00y  Aaa/AAA  13 mos   EDSF    +68   4.16    4.206
99.99077
A-3  171.0mm   2.20y  Aaa/AAA  18 mos  Itp SWP  +95   4.93    4.989
99.98370
A-4  103.542mm 3.43y  Aaa/AAA   8 mos  Itp SWP +115   5.48    5.551
99.97567

* All Classes ERISA Eligible
* Expected Settlement 6/25/08, BAS WILL DELIVER

* SPEED: 1.4 ABS, 10% CALL

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free
1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.  The securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.
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